EXHIBIT 99.1

A REMINDER TO OUR SHAREHOLDERS

May 5, 2026

The Special Meeting of Shareholders of The Farmers Bancorp is to be held on May 26, 2026. The notice and proxy materials relating to this meeting were previously mailed to you on about April 17, 2026.

As of the date of this letter, your proxy for this important meeting has not yet been received. Regardless of the number of shares you may own, it is important that these shares be represented. We understand that delays at the United States Postal Service may have caused a delay in receiving materials. If you would like a physical copy of the proxy materials, please reach out to Chad L. Kozuch, EVP/CFO at (765) 654-2619, ext. 3302 or in writing at The Farmers Bancorp at 9 East Clinton Street, Frankfort, Indiana 46041, Attn: Chad L. Kozuch, EVP/CFO. You can also retrieve an electronic copy of the proxy materials at www.sec.gov.

Since the time remaining is short, we urge you to sign, date and mail the enclosed proxy card as soon as possible. A postage-paid return envelope is enclosed for your convenience. You can also vote your shares by phone or internet by following the instructions on the enclosed proxy card. Voting by phone or internet will help to reduce expenses incurred by the company and is the quickest and easiest way to vote.

Should you have any questions regarding the proxy materials or would like to vote over the phone, please contact our proxy solicitor, Georgeson Inc., toll free at (866) 766-8644.

Thank you, in advance, for your time and cooperation.

Sincerely,

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger, Richmond Mutual Bancorporation, Inc. filed a Registration Statement on Form S-4 with the SEC, which included a joint proxy statement/prospectus and was declared effective on April 3, 2026. Shareholders of The Farmers Bancorp are urged to read the joint proxy statement/

prospectus carefully and in its entirety because it contains important information about the proposed merger. The joint proxy statement/prospectus is available free of charge at www.sec.gov or upon written request to The Farmers Bancorp at 9 East Clinton Street, Frankfort, Indiana 46041, Attn: Chad L. Kozuch, EVP/CFO.

IF YOU HAVE ALREADY MAILED YOUR PROXY CARD, THANK YOU AND PLEASE DISREGARD THIS LETTER.